United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: April 12, 2012

REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

600 La Terraza Boulevard, Escondido, California 92025-3873
(Address of principal executive offices)

(760) 741-2111
(Registrant's telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

On April 12, 2012, Realty Income Corporation distributed a preliminary prospectus supplement dated April 12, 2012 relating to the offering of an additional 1,400,000 shares of our 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock (the “Preliminary Prospectus Supplement”).  We included the following disclosure in the Preliminary Prospectus Supplement.

Recent Acquisition Activity

        We have acquired or entered into agreements to acquire properties with an aggregate value of approximately $514 million during the second quarter of 2012. These acquisitions consist of approximately 250 properties leased to four different tenants, and all are in industries that we already have in our portfolio. The acquisitions that have not closed yet are subject to various customary conditions to closing, the failure of which could delay the closing of one or more of these proposed acquisitions or result in one or more of these proposed transactions not closing or closing on terms that are different from those we currently contemplate. We expect to fund any of these acquisitions that close in the future with borrowings under our acquisition credit facility or possible issuances of additional securities.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2012	REALTY INCOME CORPORATION
	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary